Exhibit 99.1
DoorDash Releases First Quarter 2024 Financial Results
May 1, 2024
SAN FRANCISCO--(BUSINESS WIRE)-- DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended March 31, 2024.
In Q1 2024, we set new quarterly records for Total Orders, Marketplace GOV, and revenue, while improving our net loss compared to a year ago. An evergreen goal for us is to execute at a high level against our operational targets, as this drives incremental scale and efficiency that we can reinvest to solve new problems for merchants, consumers, and Dashers. We executed well from this perspective in Q1 2024, which helped us expand local commerce in the communities we operate in and increase our long-term growth and profit potential. We hope to continue our progress in the quarters and years to come.
First Quarter 2024 Key Financial Metrics
•Total Orders increased 21% year-over-year (Y/Y) to 620 million and Marketplace GOV increased 21% Y/Y to $19.2 billion.
•Revenue increased 23% Y/Y to $2.5 billion and Net Revenue Margin increased to 13.1% from 12.8% in Q1 2023.
•GAAP net loss including redeemable non-controlling interests was $25 million compared to $162 million in Q1 2023, and Adjusted EBITDA increased to $371 million from $204 million in Q1 2023.

	Three Months Ended
(in millions, except percentages)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024
Total Orders	512	532	543	574	620
Total Orders Y/Y growth	27%	25%	24%	23%	21%
Marketplace GOV	$15,913	$16,468	$16,751	$17,639	$19,239
Marketplace GOV Y/Y growth	29%	26%	24%	22%	21%
Revenue	$2,035	$2,133	$2,164	$2,303	$2,513
Revenue Y/Y growth	40%	33%	27%	27%	23%
Net Revenue Margin	12.8%	13.0%	12.9%	13.1%	13.1%
GAAP gross profit	$921	$951	$962	$1,026	$1,129
GAAP gross profit as a % of Marketplace GOV	5.8%	5.8%	5.7%	5.8%	5.9%
Contribution Profit	$533	$620	$640	$689	$751
Contribution Profit as a % of Marketplace GOV	3.3%	3.8%	3.8%	3.9%	3.9%
GAAP net loss including redeemable non-controlling interests	$(162)	$(172)	$(75)	$(156)	$(25)
GAAP net loss including redeemable non-controlling interests as a % of Marketplace GOV	(1.0)%	(1.0)%	(0.4)%	(0.9)%	(0.1)%
Adjusted EBITDA	$204	$279	$344	$363	$371
Adjusted EBITDA as a % of Marketplace GOV	1.3%	1.7%	2.1%	2.1%	1.9%
Basic shares, options and RSUs outstanding as of period end	444	449	450	450	450

Our Performance
In Q1 2024, we improved logistics quality and efficiency and drove incremental operational scale, much of which we used to expand the selection we offer, improve average affordability, and further increase delivery speed and quality. In the vast majority of communities we operate in, our solid execution contributed to greater choice for consumers, higher sales for merchants, increased earnings for Dashers, and improved profitability in our business.
We continued to increase selection on our DoorDash Marketplace and our Wolt Marketplace (the "Marketplaces") in Q1 2024, both inside and outside of the restaurant category. We also continued working to improve affordability, increase delivery speed, and lower error rates. Progress in these areas is rarely linear and can seem slow at times, but the impact from our work continues to compound, and over the last two years, we have significantly reduced average delivery time, defect rate, and net consumer fees per order1 on our DoorDash Marketplace. We believe these efforts are contributing to a steadily improving consumer experience that contributed directly to the Y/Y and quarter-over-quarter (Q/Q) increases in consumers, DashPass members, and average engagement on our Marketplaces in Q1 2024.
In Q1 2024, Total Orders increased 21% Y/Y to 620 million and Marketplace GOV increased 21% Y/Y to $19.2 billion. We remain pleased with our execution against volume goals in all major areas of our business and, based on third party data, believe we gained category share on a Y/Y and Q/Q basis in our U.S. restaurant marketplace, U.S. new verticals marketplace, and in the vast majority of our international markets. Adjusting for the extra day in Q1 2024 due to the leap year, Y/Y growth in Marketplace GOV in our U.S. new verticals marketplace remained consistent with Q4 2023, with more than 100% Y/Y growth in the U.S. grocery category; Y/Y growth in Marketplace GOV in our U.S. restaurant marketplace decelerated slightly compared to Q4 2023; and Y/Y growth in Marketplace GOV in our international markets remained consistent with the growth rate2 in 2023. Total Orders in Platform Services3 accelerated for the fourth consecutive quarter and grew faster than Total Orders in our Marketplaces in Q1 2024.
Revenue increased 23% Y/Y in Q1 2024 to $2.5 billion, due primarily to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.1% in Q1 2024, up 27 basis points Y/Y and stable Q/Q. The Y/Y increase in Net Revenue Margin in Q1 2024 was due primarily to an increasing contribution from advertising.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.3 billion in Q1 2024, up 24% Y/Y and 8% Q/Q. Both the Y/Y and Q/Q increases were primarily due to increases in Total Orders and Marketplace GOV. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.9% in Q1 2024, compared to 6.7% in Q1 2023 and 7.0% in Q4 2023. The Y/Y increase in GAAP cost of revenue, exclusive of depreciation and amortization, as a percentage of Marketplace GOV was driven primarily by an increase in insurance costs and costs associated with our first party distribution business.
GAAP gross profit as a percentage of Marketplace GOV was 5.9% in Q1 2024, up slightly on a Y/Y and Q/Q basis. Adjusted Gross Profit as a percentage of Marketplace GOV was 6.4% in Q1 2024, up slightly Y/Y and largely stable Q/Q, as improvements in unit economics in our U.S. restaurant marketplace, U.S. new verticals marketplace, and international markets were largely offset by a mix shift in our business to lower margin areas.
GAAP sales and marketing expense was $504 million in Q1 2024, up 2% Y/Y and 10% Q/Q. The Y/Y increase was driven primarily by an increase in personnel related costs, partially offset by a decrease in advertising expenses. The Q/Q increase was driven primarily by an increase in advertising expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.6% in Q1 2024, down from 3.1% in Q1 2023 and consistent with 2.6% in Q4 2023.
GAAP research and development expense was $279 million in Q1 2024, up 21% from $231 million in Q1 2023 and up 10% from $253 million in Q4 2023. The Y/Y and Q/Q increases were driven primarily by an increase in personnel related
1 Net consumer fee includes service fees, delivery fees, small order, and legislative fees, net of DoorDash funded discounts and promotions on fees.
2 On a pro forma basis, including results from Wolt for all periods.
3 We do not report Marketplace GOV from Platform Services orders, as these services support order volume that is generated by first party platforms that are owned and operated by our merchant partners.

expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.5% in Q1 2024, which was largely consistent with 1.5% in Q1 2023 and 1.4% in Q4 2023.
GAAP general and administrative expense was $319 million in Q1 2024, up 12% from $285 million in Q1 2023 and consistent with $320 million in Q4 2023. The Y/Y increase was primarily driven by increases in litigation reserves, personnel related costs, credit card chargebacks and bad debt expense. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.7% in Q1 2024, down from 1.8% in Q1 2023 and 1.8% in Q4 2023.
The combination of growth in revenue and disciplined fixed cost management drove an improvement in GAAP net loss including redeemable non-controlling interests to $25 million in Q1 2024, compared to GAAP net loss including redeemable non-controlling interests of $162 million in Q1 2023 and $156 million in Q4 20234.
Q1 2024 Adjusted EBITDA reached an all-time high of $371 million compared to $204 million in Q1 2023 and $363 million in Q4 2023. Adjusted EBITDA as a percentage of Marketplace GOV was 1.9% in Q1 2024, compared to 1.3% in Q1 2023 and 2.1% in Q4 2023.
In Q1 2024, we generated net cash provided by operating activities of $553 million and Free Cash Flow of $487 million, up from $397 million and $316 million, respectively in Q1 2023.
A Policy Note
In order for our business to succeed, we must provide attractive earnings opportunities to Dashers. While the new earnings standards in Seattle and New York City purport to do the same, their design is increasing costs to consumers, reducing sales to merchants, and providing less work to fewer people. Based on an analysis of data following implementation of the new earnings standards, we estimate local merchants will earn at least $40 million less annually from the DoorDash Marketplace in Seattle and at least $110 million less annually from the DoorDash Marketplace in New York City due to the new earnings standards. For Dashers, wait times between orders have more than tripled in Seattle and the number of new Dashers in New York City has fallen by 20% compared to before the new earnings standards took effect. This means our platform has become less accessible and less flexible for the people who use it to generate incremental income. This is an unfortunate, though predictable, outcome.
Although the new regulations are negatively impacting our ability to serve merchants, Dashers, and consumers in Seattle and New York City, those two markets represent a small portion of our Total Orders. Consequently, we estimate the regulations reduced our Total Orders by less than 1% in Q1 2024. Looking forward, we intend to manage our business in these markets with the parallel goals of protecting the accessibility and flexibility that make dashing unique, empowering local merchants to build successful businesses in the digital economy, serving consumers a high quality experience, and maximizing our long-term free cash flow potential.
On a more productive note, we recently launched a first-of-its-kind six-month pilot program to test portable benefits for eligible Dashers in Pennsylvania. We believe dashing is an innovation in the labor market that many still do not understand, which is why some policies aimed at it damage individual access and choice, and reduce productive capacity in the economy. We hope our portable benefits pilot will better support Dashers while protecting the accessibility, flexibility, and incrementality that makes dashing attractive to millions of people each quarter. We are optimistic about this test and hope it will serve as a model for other markets.
4 Q4 2023 GAAP net loss including redeemable non-controlling interests included an impairment charge of $101 million.

Financial Outlook

Period	Marketplace GOV	Adj. EBITDA
Q2	$19.0 billion - $19.4 billion	$325 million - $425 million
Based on our current outlook and assuming a stock price in line with recent trading levels, we expect:
•2024 stock-based compensation to be in a range of $1.1 billion to $1.2 billion,
•2024 RSU issuances of 6.0 million to 7.0 million, net of expected forfeitures, and
•2024 depreciation and amortization expense of approximately $560 million to $590 million.

Our outlook assumes that key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net loss including redeemable non-controlling interests outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net loss including redeemable non-controlling interests as a result of the uncertainty regarding, and the potential variability of, reconciling items such as taxes and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net loss including redeemable non-controlling interests is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the second quarter of 2024, our expectations regarding our international and new verticals businesses, our plans and expectations regarding our investment approach, our expectations regarding our local commerce opportunity, the impact of policy and regulatory developments on our business, stock-based compensation expenses, expenses related to Dashers and Dasher acquisition, trends in our business, and demand for our platform and for local commerce platforms in general, and our plans and expectations regarding share dilution, including equity award issuances. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, investments in new geographies, products, or offerings, our ability to attract merchants, consumers, and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.

We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) including redeemable non-controlling interests, adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our marketplaces and platform services businesses over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace orders include orders completed through Pickup and DoorDash for Business. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through Drive, Storefront, or Bbot.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2023	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,656	$3,124
Short-term marketable securities	1,422	1,366
Funds held at payment processors	356	394
Accounts receivable, net	533	546
Prepaid expenses and other current assets	630	700
Total current assets	5,597	6,130
Long-term restricted cash	11	12
Long-term marketable securities	583	646
Operating lease right-of-use assets	436	448
Property and equipment, net	712	705
Intangible assets, net	659	621
Goodwill	2,432	2,386
Non-marketable equity securities	46	46
Other assets	363	456
Total assets	$10,839	$11,450
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$203
Operating lease liabilities	68	64
Accrued expenses and other current liabilities	3,126	3,476
Total current liabilities	3,410	3,743
Operating lease liabilities	454	483
Other liabilities	162	214
Total liabilities	4,026	4,440
Redeemable non-controlling interests	7	11
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	11,887	12,177
Accumulated other comprehensive income (loss)	73	(1)
Accumulated deficit	(5,154)	(5,177)
Total stockholders’ equity	6,806	6,999
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$10,839	$11,450

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2024
Revenue	$2,035	$2,513
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,069	1,330
Sales and marketing	496	504
Research and development	231	279
General and administrative	285	319
Depreciation and amortization	123	142
Restructuring charges	2	—
Total costs and expenses	2,206	2,574
Loss from operations	(171)	(61)
Interest income, net	27	45
Other expense, net	(1)	(2)
Loss before income taxes	(145)	(18)
Provision for income taxes	17	7
Net loss including redeemable non-controlling interests	(162)	(25)
Less: net loss attributable to redeemable non-controlling interests	(1)	(2)
Net loss attributable to DoorDash, Inc. common stockholders	$(161)	$(23)
Net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	$(0.41)	$(0.06)
Weighted-average number of shares outstanding used to compute net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	390,397	405,482

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,
	2023	2024
Cash flows from operating activities
Net loss including redeemable non-controlling interests	$(162)	$(25)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	123	142
Stock-based compensation	230	252
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	32	26
Other	4	14
Changes in assets and liabilities:
Funds held at payment processors	151	(41)
Accounts receivable, net	17	(18)
Prepaid expenses and other current assets	(75)	(22)
Other assets	(8)	(49)
Accounts payable	61	(12)
Accrued expenses and other current liabilities	51	306
Payments for operating lease liabilities	(32)	(27)
Other liabilities	5	7
Net cash provided by operating activities	397	553
Cash flows from investing activities
Purchases of property and equipment	(39)	(17)
Capitalized software and website development costs	(42)	(49)
Purchases of marketable securities	(434)	(529)
Maturities of marketable securities	504	528
Sales of marketable securities	2	4
Other investing activities	(1)	(9)
Net cash used in investing activities	(10)	(72)
Cash flows from financing activities
Proceeds from exercise of stock options	2	1
Repurchase of common stock	(392)	—
Other financing activities	—	6
Net cash provided by (used in) financing activities	(390)	7
Foreign currency effect on cash, cash equivalents, and restricted cash	1	(13)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(2)	475
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,188	2,772
Cash, cash equivalents, and restricted cash, end of period	$2,186	$3,247
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$1,833	$3,124
Restricted cash included in prepaid expenses and other current assets	75	111
Long-term restricted cash	278	12
Total cash, cash equivalents, and restricted cash	$2,186	$3,247
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$27	$16
Stock-based compensation included in capitalized software and website development costs	$35	$37

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Cost of revenue, exclusive of depreciation and amortization	$1,069	$1,135	$1,156	$1,229	$1,330
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(24)	(43)	(37)	(36)	(33)
Allocated overhead	(9)	(8)	(8)	(7)	(8)
Adjusted cost of revenue	$1,036	$1,084	$1,111	$1,186	$1,289

Sales and marketing	$496	$471	$449	$460	$504
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(24)	(36)	(30)	(29)	(25)
Allocated overhead	(6)	(6)	(6)	(3)	(6)
Adjusted sales and marketing	$466	$429	$413	$428	$473

Research and development	$231	$269	$250	$253	$279
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(98)	(134)	(119)	(119)	(114)
Allocated overhead	(4)	(5)	(5)	(2)	(5)
Adjusted research and development	$129	$130	$126	$132	$160

General and administrative	$285	$341	$289	$320	$319
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(84)	(99)	(94)	(88)	(83)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(19)	(49)	(44)	(50)	(35)
Transaction-related costs	(1)	(1)	—	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	19	19	19	12	19
Adjusted general and administrative	$200	$211	$170	$194	$220

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, as well as a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Revenue	$2,035	$2,133	$2,164	$2,303	$2,513
Less: Cost of revenue, exclusive of depreciation and amortization	(1,069)	(1,135)	(1,156)	(1,229)	(1,330)
Less: Depreciation and amortization related to cost of revenue	(45)	(47)	(46)	(48)	(54)
Gross profit	$921	$951	$962	$1,026	$1,129
Gross Margin	45.3%	44.6%	44.5%	44.6%	44.9%
Less: Sales and marketing	(496)	(471)	(449)	(460)	(504)
Add: Depreciation and amortization related to cost of revenue	45	47	46	48	54
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	48	79	67	65	58
Add: Allocated overhead included in cost of revenue and sales and marketing	15	14	14	10	14
Contribution Profit	$533	$620	$640	$689	$751
Contribution Margin	26.2%	29.1%	29.6%	29.9%	29.9%

	Three Months Ended
(In millions, except percentages)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Gross profit	$921	$951	$962	$1,026	$1,129
Add: Depreciation and amortization related to cost of revenue	45	47	46	48	54
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	24	43	37	36	33
Add: Allocated overhead included in cost of revenue	9	8	8	7	8
Adjusted Gross Profit	$999	$1,049	$1,053	$1,117	$1,224
Adjusted Gross Margin	49.1%	49.2%	48.7%	48.5%	48.7%

	Three Months Ended
(In millions)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Net loss including redeemable non-controlling interests	$(162)	$(172)	$(75)	$(156)	$(25)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	19	49	44	50	35
Transaction-related costs	1	1	—	—	—
Restructuring charges	2	—	—	—	—
Provision for (benefit from) income taxes	17	(9)	6	17	7
Interest income, net	(27)	(34)	(40)	(51)	(45)
Other expense, net	1	4	1	101	2
Stock-based compensation expense and certain payroll tax expense	230	312	280	272	255
Depreciation and amortization expense	123	128	128	130	142
Adjusted EBITDA	$204	$279	$344	$363	$371

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, as well as a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	144	138	53
Pre-IPO RSUs: amortization of stepped-up value(2)	67	51	3	—
New hire, continuing employee, and other grants	767	838 - 938	NA	NA
Total stock-based compensation	$1,088	$1,100 - 1,200	NA	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024

Net cash provided by operating activities	$784	$1,012	$1,211	$1,673	$1,829
Purchases of property and equipment	(183)	(165)	(139)	(123)	(101)
Capitalized software and website development costs	(173)	(194)	(194)	(201)	(208)
Free Cash Flow	$428	$653	$878	$1,349	$1,520

IR Contact: ir@doordash.com	PR Contact: press@doordash.com